EXHIBIT 10.76

EMPLOYMENT AGREEMENT

DATED AS OF DECEMBER 10, 2004

BETWEEN

ACTION PERFORMANCE COMPANIES, INC.

AND

FRED W. WAGENHALS

i

ii

EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT dated as of the 10th day of December, 2004 by and between ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation (“Employer”) and FRED W. WAGENHALS (“Executive”). For purposes of paragraphs 8, 9, and 10 of this Agreement, the term “Employer” shall include each of Employer’s subsidiaries and operating divisions.

W I T N E S S E T H:

     Executive currently serves as Chairman of the Board, President, and Chief Executive Officer of Employer pursuant to the terms of an employment agreement dated as of July 31, 2000 (the “2000 Agreement”).

     Employer desires to continue to employ Executive, and Executive desires to accept such continued employment, all on the terms and conditions hereinafter set forth.

     This Agreement shall replace the 2000 Agreement in all respects.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

     1. Position and Duties. Executive shall be employed as the Chairman of the Board, President, and Chief Executive Officer of Employer and shall report only to the Board of Directors of Employer (the “Board”). Executive shall devote substantially all of his business time to the business of Employer and serve Employer faithfully, loyally, honestly, and to the best of his ability. This Agreement, however, shall not preclude Executive from (a) serving on the board of directors of not more than three other companies that do not compete with Employer, (b) serve on the governing body of a reasonable number of trade associations or charitable organizations, (c) engaging in charitable activities and community affairs, and (d) managing his personal investments and affairs, provided that such activities do not conflict or materially interfere with the effective discharge of his duties and responsibilities to Employer and to the extent Employer does not reasonably object to any service by Executive on behalf of any such third party.

     2. Term of Employment. The term of Executive’s employment hereunder shall commence on the date hereof and shall continue until December 31, 2007 (the “Initial Term”) and from year to year thereafter (each a “Renewal Term”), unless and until terminated by either party giving written notice to the other not less than sixty (60) days prior to the end of the then current term, unless earlier terminated under the terms of this Agreement.

     3. Compensation and Other Benefits.

          (a) Base Salary. Employer shall pay to Executive a base salary at a rate of Eight Hundred Thousand Dollars ($800,000) per annum to be paid in equal monthly installments, or in such other periodic installments upon which Employer and Executive shall mutually agree. On at least an annual basis, the Compensation Committee of the Board shall review Executive’s base salary and may increase but not decrease Executive’s base salary in the committee’s discretion.

          (b) Bonus. Executive shall be entitled to participate in all bonus programs maintained for executives of Employer. The amount of any bonuses under such programs or otherwise shall be determined by the Compensation Committee of the Board.

          (c) Stock Options. Executive shall be entitled to participate in all stock option and comparable programs available to executives of Employer. The granting of any stock options and the provisions thereof shall be determined by the Compensation Committee of the Board.

          (d) Benefit Plans. Executive shall be entitled to participate in any benefit plans maintained by Employer, including, but not limited to, retirement plans, disability plans, life insurance plans, and health and dental plans available to other executive employees of Employer, subject to any restrictions, including waiting periods, specified in the plans.

          (e) Other Benefits Executive shall also receive (i) reimbursement for reasonable annual tax and financial consulting fees, (ii) reimbursement for the costs of an annual physical by the doctor of his choice, and (iii) reimbursement for reasonable legal and accounting fees and expenses incurred by Executive in connection with this Agreement, all of which shall be subject to a gross up, which means that Executive will receive an additional payment in an amount such that after Executive’s payment of taxes on that additional payment, a sufficient sum remains to pay Executive’s tax liability resulting from such reimbursement.

          (f) Vacations. Executive shall also be entitled to four (4) weeks of paid vacation each calendar year, with such vacations to be scheduled and taken by Executive in his discretion, provided no such vacation shall interfere with the performance of Executive’s duties hereunder and no unused vacation may be carried over to a succeeding calendar year.

          (g) Business Expenses. Employer shall reimburse Executive for any and all necessary, customary, and usual expenses, properly receipted in accordance with Employer’s policies, incurred by Executive on behalf of Employer. If Executive is required to travel in the performance of his duties under this Agreement, Executive shall be entitled to use any plane maintained by Employer or to fly first class on commercial flights at his election at Employer’s cost.

     4. Termination by Employer.

          (a) Termination for Cause. Employer may terminate Executive’s employment under this Agreement for Cause at any time upon written notice to Executive. For purposes of this Agreement, “Cause” shall be limited to discharge resulting from a determination by the Board that Executive (i) has been convicted of a felony, involving dishonesty, fraud, theft, or embezzlement; (ii) has repeatedly failed or refused, after written notice from Employer along with failure of Executive to cure within thirty (30) days of receipt of such notice, in a material respect to follow reasonable policies or directives established by Employer; (iii) has willfully and persistently failed, after written notice from Employer within thirty (30) days of receipt of such notice, to attend to material duties or obligations imposed upon him under this Agreement; or

(iv) has performed an act or failed to act for which if he were prosecuted and convicted, would constitute a felony involving One Thousand Dollars ($1,000) or more of money or property of Employer. The existence of “Cause” shall be determined by the Board acting in good faith after prior notice to Executive and after providing Executive with an opportunity to be heard. If Executive’s employment is terminated for Cause, Executive shall receive no Severance Benefits pursuant to paragraph 7.

          (b) Termination without Cause. Employer also may terminate Executive’s employment under this Agreement without Cause at any time upon written notice to Executive. In the event Executive’s employment is terminated by Employer without Cause, Executive shall receive the Severance Benefits pursuant to paragraph 7.

     5. Termination by Executive. Executive may terminate his employment under this Agreement with or without “Good Reason” in accordance with the provisions of this paragraph 5.

          (a) Termination for Good Reason. Executive may terminate his employment under this Agreement for “Good Reason” by giving written notice to Employer within sixty (60) days, or such longer period as may be agreed to in writing by Employer, of Executive’s receipt of notice of the occurrence of any event constituting “Good Reason,” as described below. Executive shall have “Good Reason” to terminate his employment under this Agreement upon the occurrence of any of the following events:

               (i) Any reduction in Executive’s status, duties, authority, or compensation.

               (ii) Executive is demoted to a position of less stature or importance within Employer than the position described in paragraph 1;

               (iii) Executive is assigned duties inconsistent with the positions, duties, responsibilities, or status of the Chief Executive Officer of Employer;

               (iv) Executive is required to relocate to an employment location that is more than twenty-five (25) miles from his current employment location, which the parties agree is Employer’s present corporate headquarters; or

               (v) Upon an event of a “Change of Control” of Employer, provided that a change of control shall not be considered to have taken place for purposes of this Agreement in the event the Change of Control shall have been specifically approved by the Board and the provisions of this Agreement remain in full force and effect as to Executive and Executive suffers no reduction in Executive’s status, duties, authority, or compensation.

          (b) Change of Control. For the purposes of this paragraph 5, the term “Change in Control” of Employer shall mean a Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect on the date of this Agreement or, if Item 6(e) is no longer in effect, any regulations issued by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 that serve similar purposes; provided that, without limitation, such a Change in Control shall be deemed to have occurred if and when

               (i) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly of equity securities of Employer representing thirty percent (30%) or more of the combined voting power of Employer’s then-outstanding equity securities;

               (ii) during the term of this Agreement, individuals who, at the beginning of such period, constituted the Board of Directors of Employer (the “Original Directors”), cease for any reason to constitute at least a majority thereof unless the election or nomination for election of each new director was approved (an “Approved Director”) by the unanimous vote of the Board constituted entirely of Existing Directors and/or Approved Directors;

               (iii) a tender offer or exchange offer is made whereby the effect of such offer is to take over and control Employer, and such offer is consummated for the equity securities of Employer representing twenty percent (20%) or more of the combined voting power of Employer’s then-outstanding voting securities;

               (iv) Employer is merged, consolidated, or enters into a reorganization transaction with another person and, as the result of such merger, consolidation, or reorganization, less than 75 percent (75%) of the outstanding equity securities of the surviving, or resulting person shall then be owned in the aggregate by the former stockholders of Employer; or

               (v) Employer transfers substantially all of its assets to another person or entity which is not a wholly owned subsidiary of Employer.

If Executive terminates this Agreement and his employment for Good Reason, Executive shall be entitled to receive Severance Benefits pursuant to paragraph 7.

          (c) Termination Without Good Reason. Executive also may terminate his employment without Good Reason at any time by giving written notice to Employer. If Executive terminates his employment under this Agreement without Good Reason, Executive shall not receive Severance Benefits pursuant to paragraph 7.

     6. Death or Disability.

          (a) Death. Executive’s employment shall terminate automatically on Executive’s death. Any compensation or other amounts due to Executive for services rendered prior to his death shall be paid to Executive’s surviving spouse, or if Executive does not leave a surviving spouse, to Executive’s estate. No other benefits shall be payable to Executive’s heirs pursuant to this Agreement, but amounts may be payable pursuant to any life insurance or other benefit plans maintained by Employer.

          (b) Disability. In the event Executive becomes “Disabled,” Executive’s employment hereunder and Employer’s obligation to pay Executive’s Base Salary shall continue for a period of twelve (12) months from the date of Executive’s initial absence due to such Disability and, in the event Executive becomes “Disabled” during the first year of his employment with Employer. Executive shall also receive any additional compensation to which Executive may be entitled pursuant to paragraph 3 (less any amounts payable to Executive pursuant to any long-term disability insurance policy paid for by Employer). If at the end of the twelve (12) month period, Executive has not recovered from such Disability, Executive’s employment hereunder shall automatically cease and terminate. Executive shall be considered “Disabled” or to be suffering from a “Disability” for purposes of this paragraph 6(b) if, in the judgment of a licensed physician selected by the Board and confirmed by a licensed physician designated by Executive, and after any reasonable accommodations required by applicable law, he is unable to perform the essential functions of his position due to a physical or mental impairment, and such incapacity is expected to continue for a period of at least twelve (12) consecutive months from the date of the initial absence due to such incapacity. The determination by such physicians shall be binding and conclusive for all purposes. If the physician selected by the Board and the physician selected by Executive cannot agree, the two (2) physicians shall select a third (3rd) physician. The decision of the third (3rd) physician concerning Executive’s Disability then shall be binding and conclusive on all interested parties.

     7. Severance Benefits. If during the Initial Term or any Renewal Term, Executive’s employment under this Agreement is terminated without Cause by Employer pursuant to paragraph 4(b) prior to the last day of the Initial Term or any Renewal Term, or if Executive elects to terminate his employment for Good Reason pursuant to paragraph 5(a), Executive shall receive the “Severance Benefits” provided by this paragraph. In addition, Executive also shall receive the Severance Benefits if his employment is terminated due to Disability pursuant to paragraph 6(b).

          (a) Effective Date. The Severance Benefits shall begin immediately following the effective date of termination of employment and shall continue to be payable for a period of twenty-four (24) months following the effective date, in all events except as set forth in paragraph 6(b).

          (b) Benefits. The Executive’s Severance Benefits shall consist of the continuation of the Executive’s then Base Salary and any applicable additional compensation as set forth in paragraph 3 for a period of twenty-four (24) months following the effective date. The Severance Benefits shall also consist of the continuation of any health, life, disability, or other insurance benefits that Executive was receiving as of his last day of active employment for a period of twenty-four (24) months following the effective date, but only to the extent permitted under the policies for such benefits. If a particular insurance benefit may not be continued for any reason, Employer shall pay the cash equivalent to the Executive on a monthly basis or in a single lump sum. The amount of the cash equivalent of the benefit and whether the cash equivalent will be paid in monthly installments or in a lump sum will be determined by Employer in the exercise of its discretion.

          (c) Exceptions to Benefits. If Executive voluntarily terminates this Agreement and his employment without Good Reason prior to the end of the Initial Term or any

Renewal Term, or if Employer terminates the Agreement and Executive’s employment for Cause, no Severance Benefits shall be paid to Executive. No Severance Benefits are payable in the event of Executive’s death while in the active employ of Employer.

          (d) Future Employment. The payment of Severance Benefits shall not be affected by whether Executive seeks or obtains other employment. Executive shall have no obligation to seek or obtain other employment, and Executive’s Severance Benefits shall not be impacted by Executive’s failure to mitigate.

     8. Covenant-Not-to-Compete.

          (a) Interests to be Protected.

               (i) Customers. The parties acknowledge that during the term of his employment under this Agreement, Executive will perform essential services for Employer, its employees, and shareholders, and for customers of Employer. Therefore, Executive will be given an opportunity to meet, work with, and develop close working relationships with Employer’s customers on a first-hand basis and will gain valuable insight as to the customers’ operations, personnel, and need for services. In addition, Executive will be exposed to, have access to, and be required to work with, a considerable amount of Employer’s Confidential and Proprietary Information.

               (ii) Employees. The parties also expressly recognize and acknowledge that the personnel of Employer have been trained by, and are valuable to Employer, and that if Employer must hire new personnel or retrain existing personnel to fill vacancies it will incur substantial expense in recruiting and training such personnel. The parties expressly recognize that should Executive compete with Employer in any manner whatsoever, it could seriously impair the goodwill and diminish the value of Employer’s business.

               (iii) Extended Duration. The parties acknowledge that this covenant has an extended duration; however, they agree that this covenant is reasonable and it is necessary for the protection of Employer, its shareholders and employees.

               (iv) Fair and Reasonable. For these and other reasons, and the fact that there are many other employment opportunities available to Executive if his employment with Employer should terminate, the parties are in full and complete agreement that the following restrictive covenants (which together are referred to as the “Covenant-Not-To-Compete”) are fair and reasonable and are freely, voluntarily, and knowingly entered into. Further, each party has been given the opportunity to consult with independent legal counsel before entering into this Agreement.

          (b) Devotion to Employment. Executive shall devote substantially all his business time and efforts to the performance of his duties on behalf of Employer during the term of his employment under this Agreement. During his term of employment, Executive shall not at any time or place or to any extent whatsoever, either directly or indirectly, without the express written consent of Employer, engage in any outside employment, or in any activity competitive with or adverse to Employer’s business or affairs, whether alone or as partner, officer, director, employee, shareholder of any corporation or as a trustee, fiduciary, consultant or other representative. This is not intended to prohibit Executive from engaging in nonprofessional activities, such as personal investments or conducting to a reasonable extent private business affairs, which may include other boards of directors’ activity, so long as they do not conflict with Employer’s business. Participation to a reasonable extent in civic, social, or community activities is encouraged.

          (c) Non-Solicitation of Customers. During the term of Executive’s employment with Employer under this Agreement and for a period of twenty-four (24) months after the termination of employment with Employer under this Agreement, regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, in any manner whatsoever, call upon, contact, encourage, handle, or solicit customers of Employer with whom he has worked as an employee of Employer at any time prior to termination, or at the time of termination, for the purpose of soliciting or selling such customer the same, similar, or related services that he provided on behalf of Employer.

          (d) Non-Solicitation of Executives. During the term of Executive’s employment with Employer under this Agreement and for a period of twenty-four (24) months after the termination of employment with Employer under this Agreement, regardless of who initiates the termination and for whatever reason, Executive shall not directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, seek to hire, and/or hire any of Employer’s personnel or employees for the purpose of having such employee engage in services that are the same, similar, or related to the services that such employee provided for Employer.

          (e) Competing Business. During the term of Executive’s employment with Employer under this Agreement and for a period of twenty-four (24) months after the termination of employment with Employer under this Agreement, regardless of who initiates the termination and for whatever reason, Executive shall not, directly or indirectly, for himself, or on behalf of, or in conjunction with, any other person, company, partnership, corporation, or governmental entity, in any manner whatsoever, engage in the same or similar business as Employer, which would be in direct competition with any Employer line of business, in any geographical service area where Employer engaged in business at time of termination. For the purposes of this provision, the term “competition” shall mean directly or indirectly engaging in or having a substantial interest in a business or operation which has been, is, or will be, providing the same products provided by Employer; provided, however the ownership of not more than 5% by Executive of a publicly held corporation shall not constitute competition which is prohibited by this paragraph 8(e).

          (f) Limitation and Judicial Amendment. Notwithstanding any other provision of this Agreement, the provisions contained in paragraphs 8(c), 8(d), and 8(e) shall not apply for more than twelve (12) months after Executive no longer receives Severance Benefits under this Agreement. If the scope of any provision of this Agreement is found by the Court to be too broad to permit enforcement to its full extent, then such provision shall be enforced to the maximum extent permitted by law. The parties agree that the scope of any provision of this Agreement may be modified by a judge in any proceeding to enforce this Agreement, so that such provision can be enforced to the maximum extent permitted by law. If any provision of this Agreement is found to be invalid or unenforceable for any reason, it shall not affect the validity of the remaining provisions of this Agreement.

          (g) Injunctive Relief, Damages and Forfeiture. Due to the nature of Executive’s position with Employer, and with full realization that a violation of this Agreement will cause immediate and irreparable injury and damage, which is not readily measurable, and to protect Employer’s interests, Executive understands and agrees that in addition to instituting legal proceedings to recover damages resulting from a breach of this Agreement, Employer may seek to enforce this Agreement with an action for injunctive relief, to cease or prevent any actual or threatened violation of this Agreement on the part of Executive.

          (h) Survival. The provisions of this paragraph shall survive the termination of Executive’s employment to the extent necessary to enforce such provisions.

     9. Confidential Information. During the course of his employment under this Agreement, Executive will become exposed to a substantial amount of confidential and proprietary information, including, but not limited to, financial information, annual reports, audited and unaudited financial reports, operational budgets and strategies, methods of operation, customer lists, strategic plans, business plans, marketing plans and strategies, new business strategies, merger and acquisition strategies, management systems programs, computer systems, personnel and compensation information and payroll data, and other such reports, documents, or information (collectively the “Confidential and Proprietary Information”). In the event his employment is terminated by either party for any reason, Executive agrees that he will not take with him any copies of such Confidential and Proprietary Information in any form, format, or manner whatsoever (including computer print-outs, computer tapes, floppy disks, and CD roms) nor will he disclose the same in whole or in part to any person or entity, in any manner either directly or indirectly. Excluded from this Agreement is information that is already disclosed to third parties and is in the public domain or that Employer consents to be disclosed, with such consent to be in writing. The provisions of this paragraph shall survive the termination of this Agreement.

     10. Indemnity by Employer.

          (a) Generally. Unless Executive is covered by an indemnity agreement covering the directors and executive officers of Employer, Employer shall indemnify Executive to the fullest extent permitted or required by the laws of the state of Arizona of and from any “Expenses” incurred by Executive in any “Proceeding.”

          (b) Expenses. For purposes of this paragraph 10, “Expenses” shall mean and include all expense, liability, and loss, including expenses of investigations, judicial or administrative proceedings or appeals, attorney, accountant and other professional fees and disbursements, judgments, fines, and amounts paid in settlement.

          (c) Proceeding. For purposes of this paragraph 10, “Proceeding” shall mean and include any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of Employer or otherwise, and whether of a civil, criminal, administrative, or investigative nature, in which the Executive may be or may have been involved as a party, witness or otherwise, by reason of the fact that the Executive is or was an officer of Employer or is or was serving at the request of Employer as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification may be provided under this Agreement.

          (d) Payment of Executive Expenses. Employer shall pay the Expenses incurred by Executive in any Proceeding in advance of the final disposition of the Proceeding at the written request of Executive, if Executive (i) furnishes Employer with a written affirmation of Executive’s good faith belief that he is entitled to indemnification by Employer; and (ii) furnishes Employer with a written undertaking to repay the advance to the extent that it is ultimately determined that Executive is not entitled to be indemnified by Employer. Such undertaking shall be an unlimited general obligation of Executive, but need not be secured. Advances pursuant to this paragraph 10 shall be made no later than twenty (20) days after Employer’s receipt of the affirmation and undertakings set forth above and shall be made without regard to the Executive’s ability to repay the amount advanced and without regard to Executive’s ultimate entitlement to indemnification under this Agreement.

     11. Miscellaneous.

          (a) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given upon (a) personal delivery, (b) transmitter’s confirmation of the receipt of a facsimile or e-mail transmission, (c) confirmed delivery by a standard overnight carrier, or (d) the expiration of three business days after the day when mailed via United States Postal Service by certified or registered mail, return receipt requested, postage prepaid at the following addresses:

(i)	If to Employer:

Action Performance Companies, Inc. 1480 South Hohokam Avenue Tempe, Arizona 85281 Attention: Chief Financial Officer

(ii)	If to Executive:

1480 South Hohokam Avenue Tempe, Arizona 85281

Either party may alter the address to which communications are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

          (b) Indulgences. Neither any failure nor any delay on the part of either party to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

          (c) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, and enforcement, shall be governed by and construed in accordance with the laws of the state of Arizona, notwithstanding any Arizona or other conflict-of-interest provisions to the contrary.

          (d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns.

          (e) Execution in Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.

          (f) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

          (g) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

          (h) Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

          (i) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays, and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday, or holiday, then the final day shall be deemed to be the next day which is not a Saturday, Sunday, or holiday.

          (j) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto; provided that because the obligations of Executive hereunder involve the performance of personal services, such obligations shall not be delegated by Executive. For purposes of this Agreement, successors and assigns shall include, but not be limited to, any individual, corporation, trust, partnership, or other entity that acquires a majority of the stock or assets of Employer by sale, merger, consolidation, liquidation, or other form of transfer. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. Without limiting the foregoing, unless the context otherwise requires, the term “Employer” includes all subsidiaries of Employer.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

EMPLOYER: ACTION PERFORMANCE COMPANIES, INC., an Arizona corporation
By:	/s/ David M. Riddiford
Name:	David M. Riddiford
Its:	Chief Financial Officer

EXECUTIVE:
/s/ Fred W. Wagenhals
Fred W. Wagenhals